Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
PROFUSA, INC.

Profusa, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) for the purpose of amending its Amended and Restated Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, and does hereby certify that:

1.      Article FOUR of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by adding the following new paragraph at the end of such article:

Reverse Stock Split. Upon the effectiveness of the Certificate of Amendment to the certificate of incorporation first inserting this sentence (the “Reverse Split Effective Time”), each five (5) to two hundred (200) issued shares of Common Stock as of the Reverse Split Effective Time shall automatically, and without action on the part of the Corporation or the stockholders, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, with the exact ratio within, and inclusive of, five (5) to two hundred (200) shares to be determined by the Board of Directors of the Corporation (or any of its delegated authorized persons) prior to the Reverse Split Effective Time and publicly announced by the Corporation (such combination of shares, the “Reverse Stock Split”). The Reverse Stock Split shall occur automatically, without any action by the holders of the shares of Common Stock and whether or not any certificates representing such shares have been surrendered to the Corporation, and each certificate that immediately prior to the Reverse Split Effective Time represented shares of Common Stock, shall thereafter, automatically and without presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined, subject to any elimination of fractional interests; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificate(s) evidencing the applicable shares of Common Stock prior to the Reverse Stock Split are surrendered to the Corporation (or unless the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes a lost certificate affidavit and agreement reasonably acceptable to the Corporation, which may include a requirement to post a bond, to indemnify the Corporation against any claim that may be made against the Corporation on account of such alleged loss, theft or destruction). Each book entry position that immediately prior to the Reverse Split Effective Time represented issued shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such book entry position has been combined pursuant to the Reverse Stock Split, subject to any elimination of fractional interests. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation, and adjustments to such securities or rights (including the treatment of any fractional shares resulting from such adjustments) shall be made in accordance with the terms of the applicable agreements governing such securities or rights, including but not limited to the Corporation’s 2025 Equity Incentive Plan and applicable warrant agreements.

2.      The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

3.      Prior to this Certificate of Amendment becoming effective, the Chief Executive Officer, as a delegated authorized person of the Board of Directors of the Corporation, determined that each four (4) issued shares of Common Stock be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock.

4.      This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on August 17, 2026.

IN WITNESS WHEREOF, I have signed this Certificate this 13th day of August, 2026.

/s/ Fred Knechtel
Fred Knechtel
Chief Financial Officer